Exhibit 99.2

FOR IMMEDIATE RELEASE

CELSIUS HOLDINGS to Present at 30th Annual ROTH Capital Conference on March 12, 2018

BOCA RATON, FL (March 2, 2018) – Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that the Company will present at the 30th Annual ROTH Capital Partners Conference on March 12, 2018 in Orange County, CA.

John Fieldly, Interim CEO and CFO, will present on Monday, March 12th at 2:30pm PT

The presentation will be webcast live with slides (and available for replay) and can be accessed at: http://wsw.com/webcast/roth32/celh/

About ROTH Capital Partners

ROTH Capital Partners, LLC (ROTH), is a relationship-driven investment bank focused on serving emerging growth companies and their investors. As a full-service investment bank, ROTH provides capital raising, M&A advisory, analytical research, trading, market-making services and corporate access. Headquartered in Newport Beach, CA, ROTH is privately held, employee owned, and maintains offices throughout the U.S. For more information on ROTH, please visit www.roth.com.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven, innovations which offer significant health benefits. CELSIUS®’ Original Line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. The CELSIUS® Natural Line is available in six refreshing flavors: three sparkling and three non-carbonated. This line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit, Tangerine Grapefruit, Apple Jack’d and Orangesicle. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® as compared to the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is certified Kosher and Vegan. CELSIUS is also soy and gluten free, and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and many others.

CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.